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PRICING SUPPLEMENT NO. 7                                         Rule 424(b)(3)
TRADE DATE: October 1, 1997                           Registration No. 333-5763
(To Prospectus Supplement dated December 4, 1996
including the Prospectus dated November 8, 1996)
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
                                                M.A. HANNA COMPANY

                                                 MEDIUM-TERM NOTES

                                   Due More Than Nine Months from Date of Issue
Floating Rate Note (  )                                              6.91% Fixed Rate Note (X)
Principal Amount: $20,000,000                                        Issue Price: See Below
Original Issue Date: October 6, 1997                                 Specified Currency: U.S. dollars
Interest Accrual Date: October 6, 1997                               Maturity Date: October 6, 2009

Redemption Date(s): N/A
Redemption Price(s): N/A
Authorized Denominations (if other than
denominations of $1,000 and integral
multiples of $1,000 in excess thereof                                Interest Payment Period: Semi-Annual
in U.S. Dollars): N/A

Repayment Date(s): N/A                                               Interest Payment Dates: Each June 1 and
Repayment Price(s): N/A                                                                      December 1, commencing
                                                                                             on December 1, 1997
Total Amount of OID: N/A
Yield to Maturity: N/A                                               Global Security:             (X) Yes  (  ) No
Initial Accrual Period OID: N/A                                      Exchange Rate Agent: N/A
Method Used to Determine                                             Historical Exchange Rate: N/A
Yield to Maturity and Initial
Accrual Period OID: N/A

(Only applicable to Floating Rate Notes):                            Spread (plus or minus): N/A

  Initial Interest Rate: N/A                                         Spread Multiplier: N/A
  Index Maturity: N/A                                                Maximum Interest Rate: N/A
  Base Rate(s): N/A                                                  Minimum Interest Rate: N/A
    If LIBOR, Designated LIBOR Page:                                 Calculation Rate Agent: N/A
      (   ) LIBOR Reuters
      (   ) LIBOR Telerate                                           Name of Agents: Salomon Brothers Inc ($10,000,000)
and                                                                   Merrill Lynch, Pierce, Fenner & Smith
                                                                          Incorporated ($10,000,000)
Index Currency: N/A                                                  Agents' Aggregate Discount or
                                                                     Commission: .625%

Interest Reset Period: N/A
Interest Reset Dates: N/A                                            Net Proceeds to Co.: $19,875,000
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( ) Agent is acting as Agent for the sale of Notes by the Company at a price to the public of ( ) 100% of Principal Amount or ( ) _____% of Principal Amount.

(X) Agents are purchasing Notes from the Company as Principal for resale to Investors and other purchasers at:

( ) a fixed initial public offering price of 100% of the principal amount; ( ) a fixed initial public offering price of ___% of the principal amount; or (X) varying prices relating to prevailing market prices at time of resale to be determined by Agents.

Additional Terms:  CUSIP No. 41051PAG1